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                                                                    EXHIBIT 10.2

                                     Form of
                   FY 2003 Bonus Plan for (Operating Company)

Plan Objective:
To attract, motivate and retain key talent based on CMGI consolidated business performance, (Operating Company) business performance and individual performance.

Eligibility:
Select managers and senior individual contributors who are employees of (Operating Company) and who have been identified as having an impact on the overall business goals and objectives of (Operating Company) and CMGI.

Measurements & Financial Objectives:
The following are the measurements for the bonus plan and the associated financial objectives and budget that will be used to determine business performance:

        Measurement                                                      Weighting
        -----------                                                      ---------
        1.  CMGI Consolidated Business Performance                       25%
               Financial Objectives:
               .   Revenue
               .   Pro-Forma Operating Income/Loss
               .   Cash Usage
               .

        2.  (Operating Company) Business Performance
               Financial Objectives:

               .   Pro-Forma Operating Income/Loss                       25%
               .   Cash Usage                                            25%

        3.  Individual Performance                                       25%
               .   Based on 1-2 accomplishments against documented Goals & Objectives

Pro-Forma Operating Income/Loss is defined as Operating Income/Loss excluding in-process research & development expenses, depreciation, amortization, long-lived asset impairment and restructuring charges.

Actual business performance will be based on the annual achievement of the defined financial objectives against the FY 2003 Plan, as approved by (Operating Company) Board of Directors and CMGI's Board of Directors, respectively. The (Operating Company) Board of Directors reserve the right to modify the budget and financial objectives as necessary based on business changes associated with mergers, acquisitions, divestitures, shutdowns or other business situations, which also requires approval from the CMGI Board of Directors. (Operating Company) Board of Directors also reserves the right to adjust the budget based on changes in corporate allocations.

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     Program Funding
     The bonus payout pool will be determined by CMGI consolidated business performance and (Operating Company) business performance. Exact funding for the bonus pool for (Operating Company) will be driven by the ability of (Operating Company) and CMGI to meet or exceed its budgeted financial objectives as approved by (Operating Company)'s Board of Directors and CMGI's Board of Directors, respectively.

     Overall business performance generally has a direct correlation to individual performance. However, the bonus plan provides for discretion in recognizing individual accomplishments against goals and objectives, in addition to business performance. All employees enrolled in the FY 2003 Bonus Plan must have clearly documented goals and objectives in order to be eligible for the Individual Performance measurement. Any bonus payments for individual performance will be based on accomplishments against documented individual goals and objectives, management discretion and overall bonus pool funding.

     Payout Table:
     The table below will be used to determine the bonus pool based on final CMGI consolidated business performance and (Operating Company) business performance. A minimum performance threshold of 80% must be achieved for pool funding associated with each specific financial objective. The maximum pool funding based on business performance is 200%. Every 1% increase or decrease in performance equals 2.5% increase or decrease in funding.

--------------------------------------------------------------------------------
Business Performance   *80%  80%  90%    100%   110%     120%    130%  ****140%
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Pool Funding             0%  50%  75%    100%   125%     150%    175%      200%
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*    Denotes less than
**** Denotes greater than or equal to

     Timing of Payment:
     Any earned bonus payments will be measured on an annual basis and paid annually. Payments will be determined after all companies have submitted their actual performance against FY 2003 Plan.

     Employment Status:
     In order to be eligible to receive any bonus payment under this Plan, participants must be actively employed by (Operating Company) at the time annual bonus payments are made, which will be as soon as administratively possible following the close of the fiscal year. If a participant is a new hire during the year or had a bonus change during the year, he or she will be eligible for a pro-rated bonus payment based on time worked during the plan year. If a participant voluntarily leaves (Operating Company) prior to the time the bonus payments are made, he/she will be ineligible to receive any bonus payment. If an employee is involuntarily terminated by (Operating Company), for reasons other than cause, prior to the time the bonus payments are made, he/she may, in certain circumstances, be eligible for consideration for a pro-rated bonus payment based on management discretion and time worked during the plan year. If a participant transfers to any other CMGI controlled subsidiary, he/she will be eligible for a pro-rated bonus payment based on (Operating Company) management discretion and for the time worked during the plan year.




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Administration:
This plan shall be administered by the (Operating Company) Board of Directors. The (Operating Company) Board of Directors reserves the right to apply its discretion to bonus plan eligibility, overall bonus funding and payment of bonuses. The (Operating Company) Board of Directors reserves the right to amend or terminate this plan at any time. The (Operating Company) also reserves the right to modify the financial objectives and FY 2003 Budget at any time based on business changes during the year. This plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.